Exhibit 23

Deloitte

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-21489, 333-21491, and 333-111618 of Systemax Inc. on Form S-8 of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets") appearing in this Annual Report on Form 10-K of Systemax Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

March 26, 2004